                                                                    EXHIBIT 10.6

                                                                REDACTED VERSION

  *** Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and the Commission's rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.***

                                   AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of the 21st day of October, 1999, by and between AMPC, Inc., an Iowa corporation (the "Company"), and SeraCare, Inc., a California corporation, with its principal place of business at 1935 Avenida del Oro, Suite F, Oceanside, California ("SeraCare").

RECITALS:

A. SeraCare desires to be appointed as the Company's exclusive independent representative to market and promote the sale of certain Products (as that term is defined below) of the Company in the Territory (as that term is defined below), and hereby represents to the Company that the nature of its existing and ongoing business and the experience of its personnel are such that SeraCare is qualified to perform and fulfill such activities as provided herein.

B. Although the Company desires to appoint SeraCare as its exclusive independent representative in the Territory, the Company is willing to do so only upon the condition that it define SeraCare's relationship with the Company and secure certain covenants which SeraCare hereby acknowledges are necessary and appropriate to protect the business of the Company.

C. The Company and SeraCare desire to establish their relationship and such covenants upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the Recitals and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. Products. For purposes of this Agreement, the term "Products" shall mean only those products which are specifically described in Schedule 1 as attached hereto from time to time and signed by the parties. Notwithstanding any term or condition herein or otherwise which may appear to be to the contrary, the Company shall have the right, upon providing SeraCare with ninety (90) days prior written notice, to discontinue the marketing and sale of any or all of the Products or combinations of the Products in the Territory, and shall otherwise have the unqualified right to manage its business in all respects, including, without limitation, making all decisions with respect to altering the composition of any Product, the warranties made with respect to any Product (if any), and the labeling or packaging of any Product.

    2. Appointment; Excluded Customers. The Company hereby appoints SeraCare, as an independent representative acting in its own name, and SeraCare hereby accepts such appointment, as the Company's exclusive representative to market, promote the sale of and sell the Products to persons and entities which use the Products to manufacture diagnostic test kits, assays and chemical solutions for clinical chemistry for humans throughout the World (the "Territory"); provided, however, all upon the terms and conditions set forth herein. SeraCare shall have no right to market or sell any Products to any person or entity (i) identified in Schedule 2 attached hereto, or (ii) engaged, directly or indirectly, in the veterinary vaccine market (collectively, the "Excluded Customers"). SeraCare acknowledges and agrees that the Company or any agent or representative of the Company may market and sell Products to the Excluded Customers without the payment of any commissions or fees under this Agreement. In addition to the foregoing, SeraCare shall not market or sell any Products to any person or entity engaged, directly or indirectly, in the activity or business of injecting or otherwise administering the Products directly into humans or animals.

     SeraCare may, on a non-exclusive basis, market, promote the sale of and sell the Products to persons and entities engaged, directly or indirectly, in
(i) the laboratory growth of cell and/or microbe cultures for the production of proteins and/or vaccines for human use, and/or (ii) life science research, unless otherwise agreed to in writing by both parties hereto.

    3. Inquiries from Potential Customers. In the event the Company receives, during the term of this Agreement, inquiries from potential purchasers to whom SeraCare has the exclusive right to sell the Products as provided in paragraph 2 above, the Company will provide the names of such potential purchasers to SeraCare.

    4. Manner of Sales. Unless otherwise expressly agreed by the parties, each order requesting any Product shall be filled by a sale of the requested Product by the Company to SeraCare. In all events, however, all orders for Products shall be subject to approval and acceptance by the Company and to and upon all of the Company's rules, regulations, procedures and policies, including, without limitation, its requirements as to order forms and the content thereof, its credit policies and all other terms and conditions of sale, all of which Company may change at any time and from time to time, in its sole discretion.

     Title and risk of loss of the Products shall pass from Company to SeraCare when the Products are shipped from the Company's facilities. SeraCare shall be responsible for determining that each lot of the Products conforms to the certificate of analysis provided for that lot. SeraCare must notify Company in writing of the following defects in any delivery of the Products within the following time limits:

     (i) Damage or non-delivery of any part of any order -- within five (5) business days of SeraCare's receipt of the Product, or

     (ii) Product non-compliance with certificate of analysis -- within fifteen
          (15) business days of SeraCare's receipt of the Product, with a copy of the Product test results made by SeraCare on which notice of failure to comply is based.

The notice date of SeraCare's non-acceptance shall be the date of notice to the Company specifying the defect in delivery.

    If Company disagrees with SeraCare's reasons for non-compliance, Company may request re-testing of the Product in question by an independent laboratory for verification of SeraCare's reasons for non-acceptance. Company shall bear the costs for any such re-testing. In the event the Product in question is found by the independent laboratory to be in conformance with the Specifications (as hereinafter defined), then SeraCare shall accept the shipment and fully reimburse Company for all costs incurred in connection with the re-testing.

    5. Minimum Purchases by SeraCare; Requirements Contract. SeraCare agrees that it shall purchase from Company no less than *** kg per month of the Products for the first*** of this Agreement, *** kg per month of the Products in the second *** of this Agreement and *** kg per month of the Products in the third *** of this Agreement (the "Minimum Required Purchase Amount"), providing such quantities are delivered and accepted by SeraCare in accordance with paragraph 4.

     During the term of this Agreement, SeraCare shall purchase all of its requirements of Products only from the Company and shall not purchase or otherwise acquire Products from any person or entity other than the Company; provided, however, in the event the Company notifies SeraCare at any time, or from time to time, during the term of this Agreement, that it is unable to supply all of SeraCare's requirements of the Products, SeraCare may purchase from other sources such amount of Products the Company is unable to supply; further provided, however, that when the Company notifies SeraCare it is again able to supply some or all of SeraCare's requirements, SeraCare shall again purchase all of its requirements of Products, or so much of the Products as the Company is then able to supply to SeraCare, only from the Company.

    6. Additional Duties of SeraCare. SeraCare agrees to devote its best efforts and such time as is necessary or appropriate to diligently market, promote the sale of and sell the Products in the Territory. Without limiting the generality of the foregoing, and in addition thereto, SeraCare agrees that it will use its best efforts to:

    (a) Bring the Products of the Company to the attention of all individuals or entities of any nature in the Territory who qualify as customers of Product within the definition in paragraph 2, and who may reasonably be determined to be prospective purchasers of any or all of the Products.

    (b) Contact, on a periodic basis, all existing individuals or entities who qualify as customers of Product within the definition in paragraph 2 and who are purchasing any Products in the Territory, to promote continued and further purchases of the Products and to assure that all such existing customers are satisfied with the Products and the service being provided to them.

    (c) Maintain complete, accurate and up-to-date records of its efforts under this Agreement, including, without limitation: (i) records setting forth the names and addresses of all individuals and entities contacted by SeraCare regarding any
---------------------
*** Confidential information omitted and filed separately with the Securities and Exchange Commission.

        Products; (ii) a general record of all discussions with such individuals and entities; and (iii) copies of all correspondence to and from such persons and entities.

    (d) Handle to the satisfaction of any potential or existing customer, and on a same-day basis, any orders or any questions or problems relating to the Products or other services being or to be provided to the customer, and advise all potential or existing customers to contact the Company regarding such questions or problems and in all events to promptly notify an appropriate representative of the Company of any such questions or problems when necessary or appropriate.

    (e) Comply at all times with all applicable laws, rules, regulations, ordinances and orders.

    (f) obtain and continuously maintain in effect any and all governmental or other approvals, authorizations, registrations, licenses or permits, if any, which are necessary or appropriate for SeraCare to fully and timely perform all of its obligations hereunder, including, without limitation, obtaining and maintaining in effect all registrations of the Products and approvals of this Agreement in the Territory as provided for in paragraph 10 below. SeraCare shall provide evidence of all of the same to the Company from time to time upon the request of thee Company.

    (g) Immediately advise the Company in writing or any matters with respect to any Product which come to the attention of SeraCare and which may raise an issue of compliance of the Product with applicable local, provincial, state, federal or other governmental law, rule or regulation of the Territory, and how such matters can be resolved, including, without limitation, with respect to the packaging or labeling thereof; provided, however, that the Company shall be responsible for all costs and expenses necessary to resolve such matters in the event Company determines, in its sole discretion, to resolve such matters. SeraCare shall have the right to discontinue marketing the Product should the Company choose to not resolve any bona fide legal matter raised by SeraCare with respect thereto, but such discontinuance shall not otherwise affect any term or condition hereof or obligation of SeraCare hereunder with respect to any other Products, and the Company may in such event, in its sole discretion, terminate this Agreement upon sixty
        (60) days written notice to SeraCare.

    (h) Not engage in any unethical, illegal, deceptive, fraudulent or misleading activities in connection with the performance of any services hereunder, including, without limitation, providing any deceptive, fraudulent, misleading, false or incorrect information to the Company or any Affiliate (as that term is hereinafter defined), any potential or existing customer, or any third party dealing with the Company or any Affiliate of any customer, and whether about the Products or otherwise.

    (i) Engage, at the sole expense of SeraCare, a sufficient number of personnel to properly canvas the Territory and to assist in the performance of all other services required of SeraCare hereunder. All such personnel shall be employees, agents or independent contractors of SeraCare and not of the Company, and shall be bound by all of the terms and conditions of this Agreement. SeraCare shall be responsible and liable for assuring full compliance by such personnel with all of the terms and conditions of this Agreement.

    (j) Recognize, both during and after the term of this Agreement, and without limiting paragraphs 13 and 14 below, the exclusive right and ownership of the Company in and to all names, trade names, trade or service marks, patents, copyrights and all other intellectual properties used by the Company in connection with the Products and Company's business, and to market and sell the Products only under the trade or service marks and trade names regularly applied to them by the Company and otherwise in accordance with paragraph 13 below.

    (k) Not do or say any act or thing, or omit to do or say any act or thing, during the term of this Agreement or at any time thereafter, which may impair, damage, or destroy the goodwill or reputation of the Products, the Company or any of its Affiliates, or that is detrimental to the Company or any of its Affiliates or their respective businesses.

    (l) Make no promises, representations or commitments which are not within the authority granted to SeraCare hereunder, including, without limitation, making any warranties or promises to customers with respect to the condition, quality, composition, capabilities or otherwise of any Products which are not specifically made or given in writing by the Company (if any) to its other customers.

    (m) Provide all customers with only those written promotional and sales materials, including, without limitation, price sheets and order forms, which have been either provided by the Company or otherwise previously approved by the Company pursuant to subparagraph (n) immediately below.

    (n) Submit all proposed advertising materials relating to the Products to the Company for the Company's approval, prior to dissemination of any of the same, and to utilize only such advertising materials as are expressly approved by the Company, in its sole discretion, in writing.

    (o) SeraCare will provide copies of quarterly and annual financial statements on Form 10Q and/or Form 10K within a reasonable period after having filed such reports with the Securities and Exchange Commission. All financial information submitted by SeraCare shall be true and accurate in all material respects.

    (p) Submit to Company after completion of the first three (3) months of this Agreement a written forecast for the quantities of the Products expected to be required in excess of the Minimum Required Purchase Amount, if any, for the ensuing three (3) months, and thereafter update this forecast on a monthly basis. It is understood that the quantities of the Products specified in the first two (2) months of each forecast are binding on SeraCare, whereas the remainder are non-binding estimates of SeraCare's projected purchases of the Products in excess of the Minimum Required Purchase Amount. Company will respond within ten
        (10) days of each request as to the status of production and ability to supply the amounts in excess of the Minimum Required Purchase Amount.

    (q) SeraCare will submit to Company at least one (1) month prior to each desired shipment date a written purchase order for delivery of SeraCare's intended purchases in excess of the Minimum Required Purchase Amount, if any.

    7.  Duties of the Company.  The Company agrees to:

    (a) Provide sales and technical assistance to SeraCare similar to that provided by the Company to its other independent sales agents in the United States, if any.

    (b) Furnish SeraCare with a reasonable amount of such promotional and sales materials (in the English language) as the Company, in its sole discretion, generally prepares in regard to the Products.

    (c) Upon receiving written approval by SeraCare, the Company may identify SeraCare in the Company's promotional materials.

    (d) Sell Products to SeraCare as provided herein, use its best efforts to ship the Products on the shipment dates specified on SeraCare's purchase orders, and advise SeraCare of any inability to make full and timely shipment of the Products which SeraCare has ordered; provided, however, that the Company shall not be liable for any loss or damage caused by its nonacceptance or delay in acceptance of orders submitted by SeraCare which are not in compliance with all applicable procedures, policies, rules and regulations of the Company, nor for failure or delay in meeting any order of SeraCare or in performing any other duty or obligation hereunder arising from or in any way related to (i) any governmental restriction or any other act of God or Force Majeure (as hereinafter defined) or other occurrence or nonoccurrence beyond the reasonable control of the Company, or (ii) from or to any capacity or production limitations affecting the Company or any of its Affiliates or any failures or delays (for whatever reason) by any vendors or suppliers of the Company or any of its Affiliates, with the Company reserving the right to allocate its Products and services in such amounts and manner as it deems appropriate, in its discretion. Notwithstanding anything contained in this Agreement which may appear to be to the contrary, the Company will have no liability or obligation to SeraCare as a result of the Company's failure or inability to supply Products to SeraCare under this Agreement.

    (e) Perform quality control on each lot of the Products supplied to SeraCare in accordance with Company's then current internal procedures and provide SeraCare with certificates of analysis and certificates of origin confirming the compliance of each lot of the Products with the specifications identified in Schedule 1 (the "Specifications").

    (f) Store properly a sample of each lot of the Products, until the expiration date of such lot, or as required under cGMP Guidelines, to enable subsequent verification of the lot's conformance with the Specifications.

    (g) Provide SeraCare with training on the characteristics and uses of the Products and thereafter provide all reasonable assistance required by SeraCare to answer questions from SeraCare's customers or personnel regarding the use, handling or technical aspects or the Products. SeraCare agrees to reimburse Company for reasonable travel and hotel expenses incurred by Company in connection with its responsibilities under this subparagraph (g).

    (h) Permit SeraCare's customers to inspect Company's facilities pursuant to a confidentiality agreement acceptable to Company and with a minimum of one (1) month prior written notice. Company reserves the right to refuse inspection of its facilities by any company it perceives to be a competitor or potential competitor in the Bovine Serum Albumin or other Company markets.

    (i) Comply at all times with all applicable laws, rules, regulations, ordinances and orders of the FDA, USDA, or cGMP as applicable.

    8. Disclaimer of Warranties; Statute of Limitations; Remedies. COMPANY REPRESENTS AND WARRANTS TO SERACARE THAT: (I) THE PRODUCTS SOLD TO SERACARE HEREUNDER WILL BE SHIPPED IN CONFORMITY WITH THE SPECIFICATIONS AND WILL BE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP; AND (II) THE PRODUCTS SOLD TO SERACARE WILL BE MANUFACTURED, PACKAGED, LABELED, STORED AND SHIPPED IN CONFORMITY WITH ALL APPLICABLE U.S. FEDERAL, UNITED STATES AND LOCAL LAWS AND REGULATIONS APPLICABLE AT THE COMPANY'S LOCATION FROM WHICH THE PRODUCTS ARE SHIPPED TO SERACARE. EXCEPT FOR SUCH WARRANTIES, THE COMPANY MAKES NO EXPRESS WARRANTIES, AND HEREBY EXCLUDES AND DISCLAIMS IN ENTIRETY ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY PRODUCTS PROVIDED BY THE COMPANY. IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY LOST PROFITS, EXEMPLARY, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF THIS AGREEMENT (EVEN IF THE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE PERFORMANCE OR NONPERFORMANCE BY THE COMPANY UNDER THIS AGREEMENT OR ANY PRODUCTS OR ARISING OUT OF THE USE OF OR INABILITY TO USE THE PRODUCTS OR ANY OTHER GOODS OR PRODUCTS FOR ANY REASON AND FOR ANY PURPOSE WHATSOEVER. ANY ACTION FOR BREACH OF ANY TERM OF THIS AGREEMENT MUST BE COMMENCED WITHIN ONE (1) YEAR AFTER THE DATE THE CAUSE OF ACTION ACCRUES.

     SeraCare will include the above provisions in the terms and conditions of all sales of the Products by SeraCare.

     In the event that a shipment of the Products from Company to SeraCare has not been delivered in full, and if written notice thereof is duly given to Company as provided in paragraph 4, Company's sole liability and responsibility to SeraCare shall be to rectify such default as soon as shall be reasonably practicable by delivery, at Company's expense, of a replacement of the missing quantity of the Products.

     In the event that a Product supplied to SeraCare by Company fails to comply with the provided certificate of analysis, and if written notice thereof is duly given to Company as provided in paragraph 4, SeraCare shall return to Company, at Company's expense, the product lot in question or dispose of said lot according to Company's instructions, whereupon Company's sole liability and responsibility to SeraCare shall be to replace an equivalent supply of the Products at its own expense, as soon as shall be reasonably practicable.

    9. Prices for Products. In consideration for the Products, SeraCare shall pay Company the transfer prices indicated in the attached Schedule 3, FOB Ames, Iowa, unless otherwise mutually agreed by the parties in writing. Such transfer prices shall be paid to Company by SeraCare within thirty (30) days of the date of invoice of each shipment of the Products, unless the Products are not accepted by SeraCare pursuant to the terms of paragraph 4. All payments made by SeraCare shall be made in U.S. dollars.

     In connection with SeraCare's efforts to market the Products, SeraCare may, from time to time, request from Company in writing temporary special pricing for the Products. Company agrees to notify SeraCare in writing within fifteen (15) days of receipt of any such request of the pricing, terms and conditions under which Company is willing, to sell the Products to SeraCare. Any grant of temporary special pricing by Company to SeraCare shall not be construed to waive the terms and conditions of this paragraph 9.

     Company and SeraCare have determined *** for the Products *** on the Product, as set forth in Schedule 3 hereto. ***

     The transfer prices and *** set forth in Schedule 3 are firm for the Products ordered during the first *** of this Agreement. Prior to the commencement of the *** period of this Agreement, the Company and SeraCare will negotiate concerning the transfer prices and the ***during the second ***
period of this Agreement; provided, however, if the Company and SeraCare are unable to mutually agree prior to the commencement of such second *** period, the transfer prices and *** for the second *** period of this Agreement will automatically increase by *** over the prices in effect for the first *** period. Prior to the commencement of the third *** period of this Agreement, the Company and SeraCare will negotiate concerning the transfer prices *** period of this Agreement; provided, however, if the Company and SeraCare are unable to mutually agree prior to the commencement of such third *** period, the transfer prices and *** for the third *** period of this Agreement will automatically increase by *** over the prices in effect for the second ***period.
------------------------

*** Confidential information omitted and filed separately with the Securities and Exchange Commission.

     SeraCare shall supply to Company a quarterly accounting of sales prices and volumes and shall make payment on profit sharing to Company within thirty (30) days of the close of each quarter. Company shall have full access to such sales records and shall have the opportunity, at its expense, to audit or verify the same. SeraCare shall, however, reimburse Company for its costs in the event Company's audit or verification discloses any material error in SeraCare's sales reports to the Company.

    10. Expenses. SeraCare agrees that it shall pay and be solely responsible for all costs and expenses of any nature whatsoever which are incurred by SeraCare in rendering services pursuant to this Agreement, and that the Company shall not be responsible for any such costs and expenses. SeraCare further agrees that it shall pay and be solely responsible for the cost of registration of the Products within the Territory and for obtaining all necessary Territory governmental approvals of this Agreement and the Products, if any, and for maintaining all of the same during the term of this Agreement: provided, however, that SeraCare will notify Company in writing at least thirty (30) days prior to applying for any such registration and/or approvals of the Products. SeraCare shall provide copies of any such registrations and/or approvals to the Company upon request of the Company from time to time. All such registrations shall be in the name of the Company, unless otherwise affirmatively required by the applicable governmental authority in the Territory, but any such registration in the name of SeraCare shall not operate to grant any rights to SeraCare in the Products.

    11.  Term and Termination.

     (a) The term of this Agreement shall be for a period of three (3) years from the date hereof, and shall be automatically renewed thereafter for successive one (1) year periods, unless either party provides written notice to the other of its intention not to renew this Agreement, for whatever reason, with or without cause, at least one hundred eighty
         (180) days prior to the termination date of the term then in effect, or this Agreement is earlier terminated pursuant to any other provision of this Agreement; provided, however, if SeraCare and Company cannot mutually agree as to the Minimum Required Purchase Amount, the transfer prices and/or the *** for such renewal term at least ninety (90) days prior to the termination of the term then in effect, then this Agreement shall automatically terminate at the end of the term then in effect.

     (b) This Agreement may be terminated by the Company, at its option, effective sixty (60) days following the giving of notice thereof to SeraCare, in the event SeraCare shall have failed to meet the Minimum Required Purchase Amount for any calendar quarter.

     (c) This Agreement may be terminated by ether party in the event of any breach or nonfulfillment of or default under any term or condition of this Agreement by the other party, which breach, nonfulfillment or default is not fully cured by the applicable party (if capable of cure) within sixty (60) days following the giving of written notice thereof by the other party; provided, however, that this Agreement shall terminate immediately and without opportunity for cure by SeraCare

------------------------
*** Confidential information omitted and filed separately with the Securities and Exchange Commission.

         (i) upon receipt by SeraCare of notice of termination from the Company in the event of a breach or nonfulfillment of or default by SeraCare under paragraphs 6(e), 6(f), 6(i), 13, 14 or 16 hereof; or (ii) upon the dissolution or liquidation of, termination of existence of, insolvency of, business failure of, appointment of receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor-creditor, receivership or similar or related law by or against SeraCare.

    12. Transactions After Termination. In addition to any other provisions hereof addressing the rights or obligations of the parties upon the termination of this Agreement, the parties agree that upon the termination of this Agreement, for whatever reason:

     (a) SeraCare shall return all written promotional, advertising and sales materials provided to SeraCare by the Company hereunder.

     (b) Notwithstanding anything herein or otherwise which may appear to be to the contrary, the termination of this Agreement shall not affect any liability or obligation of the parties hereunder which shall accrue prior to such termination, including, but not limited to, any liability for loss or damage or on account of breach, nor shall the termination of this Agreement (by either party and for whatever reason) affect the terms or provisions hereof which contemplate performance by or continuing obligations of a party beyond the termination hereof, including, without limitation, the obligations of SeraCare under paragraphs 6(i), 6(j), 14, 15, 16 and 20 hereof, all which shall continue in effect notwithstanding any termination hereof.

    13. Trademarks of the Company. SeraCare is hereby granted a limited, nonassignable and nontransferable right to use the Company's trade or service marks and trade names related to the Products in distributing, advertising and promoting the sale of the Products, but only in strict accordance with the Company's policies regarding the use of its trade or service marks and trade names. The rights conferred herein shall cease and terminate immediately, without notice, upon the termination of this Agreement, and SeraCare agrees to take, at its sole cost and expense, all such steps as are necessary or appropriate to cease all use of the Company's trade or service marks and trade names in such event. Notwithstanding anything herein or otherwise which may appear to be to the contrary, the Company's trade or service marks and trade names shall at all times be and remain the sole and exclusive property of the Company, and the Company reserves all rights in and to the same. SeraCare agrees to use its best efforts to notify the Company of any and all infringements of the Company's trade or service marks or trade names pertaining to the Products which may come to SeraCare's attention during the term hereof and to assist the Company in taking such action against said infringement as the Company, in its sole discretion, may decide.

    14.  Proprietary and Confidential Information.

     (a) SeraCare acknowledges and agrees that it is necessary for the Company to prevent the unauthorized use and disclosure of Proprietary and Confidential Information

         (defined below) regarding the Company and its Products and business. Accordingly, and in further consideration for this Agreement, SeraCare covenants and agrees that SeraCare will not, during the term of this Agreement or at any time thereafter (whether this Agreement is terminated by Company, by SeraCare or by mutual consent, and for whatever reason), directly or indirectly, engage in or take or refrain from taking any action or inaction which may in any way lead to the use or disclosure of any Proprietary and Confidential Information regarding the Company, its Products or its business by or to any third party, nor use or disclose any such Proprietary and Confidential Information for SeraCare's own benefit excepting only such limited disclosures or use by SeraCare during the term of this Agreement as are both expressly authorized in connection with SeraCare's services hereunder and are also otherwise necessary, proper and lawful. SeraCare further acknowledges and agrees that the Company reserves the right to determine, in the Company's sole discretion, what information (whether Proprietary and Confidential Information or otherwise) regarding the Company, its Products or its business shall be disclosed to SeraCare from time to time.

     (b) For purposes of this Agreement, "Proprietary and Confidential information" shall mean all information in any form which is proprietary and confidential to the Company, its Products or its business, whether received, obtained or compiled by SeraCare after the date hereof and whether or not designated as such when received or obtained by SeraCare, and shall include, but not be limited to, the following types of information: (i) corporate information, including contractual arrangements (including the terms of this Agreement), plans, strategies, tactics, policies and resolutions; (ii) any litigation or negotiations; (iii) marketing information of the Company, including price lists, sales or product plans, strategies or methods:
         (iv) market research data of the Company, including any prepared by SeraCare in performing hereunder; (v) financial information of the Company, including cost and performance data, debt arrangement, equity structure, investors, and holdings; (vi) operational information of the Company, including trade secrets, control and inspection practices, suppliers and vendors, all information related to products and products lines, formulas, formulations, processes, and know-how or any copyrights, patents or other intellectual properties utilized by the Company; (vii) personnel information of the Company, including personnel lists, resumes, personal data, organizational structure and performance evaluations; (viii) information provided to or obtained in any way by the Company under restrictions as to use, reproduction or further disclosure; and (ix) information provided to or obtained in any way by the Company regarding another person, corporation or other form of entity which owns or controls the Company, or which is owned or controlled by the Company or under common control with the Company (collectively, the "Affiliates"), and which information is proprietary and confidential to the Affiliates (which information is hereby deemed to include, without limitation, all of the types of information described in this subparagraph (b)).

         Notwithstanding this subparagraph 14.(b), any information (i) which is or becomes available in the public domain through no unlawful or other wrongful act of SeraCare, or (ii) which is publicly announced by the Company or generally made available by the Company to other parties, shall be excluded from the definition of Proprietary and Confidential Information referenced herein.

     (c) SeraCare agrees that it will disclose Proprietary and Confidential Information only to its responsible personnel with a bona fide need to know and, in such event, to each such person limited to that portion of the Proprietary and Confidential Information that each such person needs to know. Each such person shall be bound by the terms of this paragraph 14, as well as the terms of any separate nondisclosure agreement between the person in question and SeraCare. SeraCare shall in all events, however, be and remain responsible and liable for assuring compliance by SeraCare's personnel with the terms and conditions of this paragraph and the other terms and conditions of this Agreement.

     (d) SeraCare further agrees that any information it develops or compiles in performing its services hereunder which is Proprietary and Confidential Information as defined above, and all other Proprietary and Confidential Information shall be or is, as the case may be, and shall at all times be and remain the sole and exclusive property of Company and that all physical reproductions of any nature pertaining to any Proprietary and Confidential Information, including, but not limited to, electronic medium, memoranda, notebooks, notes, data sheets and records, and any and all copies of the same, shall be surrendered to the Company immediately upon the termination of this Agreement (whether this Agreement expires by its terms or is terminated by Company, by SeraCare or by mutual consent, and for whatever reason).

     (e) The obligations of SeraCare contained in this paragraph 14 are separate and distinct from and are in addition and cumulative to its obligations contained in paragraph 16.

    15. Notification of Unauthorized Disclosure. SeraCare agrees to immediately notify the Company of any information which comes to SeraCare's attention which indicates that there has been any improper use or disclosure or any other loss of confidentiality of any Proprietary and Confidential Information, and upon discovery of such information or of any unauthorized use or communication of any Proprietary and Confidential Information, SeraCare shall take such steps as are necessary or appropriate to prevent any further use or communication of the information and shall otherwise fully cooperate with the Company in this regard.

    16.  Noncompetition.

     (a) As further consideration for this Agreement, SeraCare covenants and agrees that during the term of this Agreement and for a period of five
         (5) years thereafter (whether this Agreement is terminated by the Company, by SeraCare or by mutual consent, and for whatever reason), SeraCare will not, directly or indirectly,

         (i)   engage in, or

         (ii) become an investor in, or joint venturer with, any individual, person, proprietorship, partnership, limited partnership, limited liability company, joint venture, corporation, association or other entity of any nature which is engaged in the manufacture of Bovine Serum Albumin.

     (b) SeraCare and Company expressly acknowledge and agree that it is not possible to limit the noncompetition covenants set forth in this paragraph 16 to specific persons or entities, or to any specific location or geographic area, and that such a limitation would prevent the Company from adequately protecting its justifiable business interests and frustrate the intent of the Company and SeraCare as to this paragraph 16 because, without limitation: (i) Company or its Affiliates currently compete for and perform work and services related to their respective business throughout substantially all of the United States, Canada, Europe, the Pacific Rim countries and South America;
         (ii) the Company or its Affiliates have undertaken and will undertake to expand their respective business throughout the Territory; and (iii) the nature of the Company's and its Affiliates' business is such that competitive activity harmful to the Company or its Affiliates could be engaged in by SeraCare regardless of SeraCare's domicile or location. SeraCare and the Company further expressly acknowledge and agree that the applicability of the noncompetition covenant contained in this paragraph 16 to the Affiliates of the Company, and all of the other provisions hereof referencing Affiliates, are necessary and appropriate because the parties contemplate that the services to be provided by SeraCare to the Company under this Agreement may from time to time involve or relate to the business conducted by the Affiliates of Company.

     (c) SeraCare expressly acknowledges, agrees and warrants to the Company and its Affiliates and all third parties that the covenants contained in this paragraph 16 are reasonable and consistent with the rights of the Company and its Affiliates to protect their business, and are not to be held invalid or unenforceable because of the scope of the area, actions subject hereto or restricted hereby, or the period of time within which such restrictions are operative. SeraCare further acknowledges, agrees and warrants to the Company, its Affiliates and all third parties that enforcement of a remedy by way of injunction shall not prevent SeraCare from earning a livelihood or work an undue hardship on SeraCare, and that such injunctive relief, as provided for in paragraph 17 below, is necessary and appropriate to protect the reasonable business expectations and livelihood of the Company and its Affiliates. In the event the restrictive covenant contained in this paragraph 16 is deemed by a court, notwithstanding the foregoing, to be too broad in terms of the scope of the area, actions subject hereto or restricted hereby, or the time period within which such restrictions are operative, or otherwise, SeraCare expressly authorizes the court to enforce the restrictive covenant contained in this paragraph 16 to the full extent the court deems reasonable.

    17. Injunction. SeraCare agrees that a breach of paragraphs 13, 14 or 16 above shall constitute a material breach of this Agreement for which Company or its Affiliates (as the case may be) will have no adequate remedy at law. SeraCare agrees, therefore, that Company's and its Affiliates' remedies upon a breach or imminent breach of paragraphs 13, 14 or 16 above include, but are not limited to, the right to preliminary and permanent injunctive relief restraining SeraCare from any further violation of said paragraphs, as well as an equitable accounting of all profits or benefits arising out of such breach, in addition to any other remedies available at law or in equity or otherwise to Company and its Affiliates. If an injunction is granted upon a breach of paragraph 16 above, it is the intent of the parties that the five (5) years period provided for in paragraph 16 shall run from the date such injunction is granted.

    18. Nature of Relationship; Authority of Parties. Nothing contained in this Agreement and no action taken or omitted to be taken by the Company or SeraCare pursuant hereto shall be deemed to constitute the Company and SeraCare a partnership, an association, a joint venture or other entity whatsoever, nor shall this Agreement be construed to constitute SeraCare (or any personnel of SeraCare) an employee or agent of the Company or cause the Company to be responsible in any way for the acts, omissions, debts, liabilities or obligations of SeraCare (including, without limitation, any liability arising from any negligent or other acts or omissions of SeraCare in providing any services hereunder), nor shall either the Company or SeraCare have the authority to bind the other in any respect whatsoever; it being understood and agreed by the parties hereto that SeraCare shall be acting as an independent contractor and not as an agent, partner or employee of the Company for any purpose whatsoever. SeraCare shall be solely responsible for discharging all obligations arising in connection with the operation of SeraCare's business, including, without limitation, compliance with all laws, rules and regulations relating to income tax, sales tax, social security, unemployment compensation and worker's compensation. SeraCare acknowledges that it has not relied upon any statements or other information made or supplied by the Company as to the potential profitability or success of SeraCare's efforts or the relationship of the parties under this Agreement, and that SeraCare is executing this Agreement based solely upon its own investigation, due diligence, knowledge and judgment.

    19. Control and Ownership of SeraCare; SeraCare Liaison. The Company acknowledges that SeraCare is a public company which is traded on the American Stock exchange under the symbol SRK and as such the concentration of ownership is distributed and fluid.

        SeraCare agrees to designate to the Company in writing a representative of SeraCare through whom all contacts from the Company pursuant to this Agreement may be made, and such representative shall be deemed to have full authority to resolve all matters, disputes and issues under this Agreement on SeraCare's behalf. SeraCare may change such designated representative from time to time upon sixty (60) days prior written notice to the Company.

    20. Indemnification. In addition to the other indemnities provided for herein or otherwise available to the Company, SeraCare shall defend, indemnify, and hold the Company harmless from and against any loss, claim, liability, damage, cost or expense (including, without limitation, attorney fees and court costs) arising in connection with or resulting from any negligence or performance or nonperformance by SeraCare (or any employee, agent or other personnel of SeraCare) hereunder or with or from any breach of warranty, misrepresentation or nonfulfillment of any agreement on the part of SeraCare (or any employee, agent or other personnel of SeraCare) under this Agreement.

       In addition to the other indemnities provided for herein or otherwise available to SeraCare, the Company shall defend, indemnify, and hold SeraCare harmless from and against any loss, claim, liability, damage, cost or expense (including, without limitation, attorney fees and court costs) arising in connection with or resulting from any negligence or performance or nonperformance by the Company (or any employee, agent or other personnel of the Company) hereunder or with or from any breach of warranty, misrepresentation or nonfulfillment of any agreement on the part of the Company (or any employee, agent or other personnel of the Company) under this Agreement.

    21. No Waiver; Modifications in Writing. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as may be otherwise expressly provided herein, the remedies provided herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

     22. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Iowa, but without regard to provisions thereof relating to conflicts of law. Each of the parties hereby irrevocably submits to the nonexclusive jurisdiction of any United States Federal Court sitting in the Southern District of Iowa, Central District, or Iowa District Court sitting in Nevada, Iowa, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims with respect to any such action or proceeding may be heard and determined in any such United States Federal or Iowa District Court. Each of the parties irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of such action or proceedings in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in and of the State of Iowa by the delivery of copies of such process to each party, at its address specified for notices to be given hereunder, or by certified mail direct to such address. EACH OF THE PARTIES WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ANY OTHER DEMAND OR MATTER WHATSOEVER ARISING OUT OF THIS AGREEMENT.

    23. Force Majeure. No party shall be liable to the other for failure or delay in the performance of any of it obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order, rule or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective party ("Force Majeure"). The party affected by Force Majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities).

    24. Miscellaneous. This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party. Both parties hereby agree that such written consent shall not be unreasonably withheld. In the event of assignment of this Agreement by either party hereto, all of the terms, covenants and conditions of this Agreement shall remain in full force and effect, and both parties shall remain liable and responsible for the due performance of all of the terms, covenants and conditions of this Agreement which it is obligated to observe and perform.

     During the term of this Agreement, the Company and SeraCare will have telephonic and/or in-person conferences no less frequently than quarterly, at which conferences SeraCare's customers for the Products (and the quantities of Products purchased by such customers) will be identified and reviewed by the parties hereto.

     The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

     This Agreement shall not be construed more strongly against any party, regardless of who was more responsible for its preparation.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

     Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and the Company's Affiliates (and their respective heirs, successors, legal representatives and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement.

     Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered or when deposited in the United States mail, postage prepaid, sent certified or registered, and addressed as follows:

     (a)  If to the Company, to:

          AMPC, Inc.
          2325 North Loop Drive
          Ames, IA 50010
          Attention: President
          Facsimile telephone number: (515) 296-7110

     (b)  If to SeraCare, to:

          SeraCare, Inc.
          1935 Avenida del Oro
          Suite F
          Oceanside, California 92056
          Attention: President
          Facsimile telephone number: (760) 806-8933

or to such other address or person as hereafter shall be designated in writing by the applicable party.

    25. Authority. Each person signing below represents that such person has been and is authorized and empowered to execute and deliver this Agreement on behalf of the party on whose behalf the person is executing this Agreement.

    26. Entire Agreement. This Agreement and all exhibits and schedules hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject natters hereof. All exhibits and schedules are incorporated into this Agreement as if set forth in their entirety and constitute a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SERACARE, INC.                          AMPC, INC.

By: /s/ Michael F. Crowley II           By: /s/ Michael Budnick
    -------------------------               ---------------

Title: Vice President Operations        Title: Business Development Manager
       -------------------------               - Biologics
                                               ----------------------------

                              Schedule of Exhibits

Schedule 1 - Description of Products and Specifications

Schedule 2 - List of Excluded Customers

Schedule 3 - ***

Schedule 4 - List of SeraCare's Owners

-----------------------
*** Confidential information omitted and filed separately with the Securities and Exchange Commission.

Schedule 1:  Description of Products and Specifications


AMPC Inc.'s Bovine Serum Albumin (BSA) is a high purity protein derived from the plasma of US-origin healthy animals. The material is initially fractionated by a modified, proprietary heat-shock method, and is further isolated from other plasma components by a unique, non-solvent procedure. Typical purity levels are in excess of 98%.

AMPC Inc.'s BSA is sourced exclusively through long-term relationships with stable mid-western USA abattoirs, and the products are manufactured in the United States. The animals receive ante- and post-mortem inspection under a USDA veterinarian's supervision and are certified apparently free of infectious diseases and injurious parasites. The raw material is not commingled with any other animal-derived tissues, and is subjected to a pH of less than 5 and a temperature of greater than 65 degrees C for at least three hours during the manufacturing process. BSE is not known to exist in the USA.

***



Schedule 2

***

Schedule 3:

                                     ***

BSA Standard Grade Powder            ***

BSA Standard Grade Powder, pH 5.2    ***

BSA Cohn Analog Powder               ***

BSA Reagent Grade Powder             ***



Schedule 4:  List of SeraCare's Owners

SeraCare is a public company with approximately 8.0 million shares issued and outstanding. SeraCare is traded on the American Stock Exchange under the symbol SRK.

-----------------------
*** Confidential information omitted and filed separately with the Securities and Exchange Commission.